Exhibit 10.2

Certain identified information has been excluded from the exhibit by means of marking such information with brackets and asterisks because such information is both not material and is the type that the registrant treats as private or confidential.

[CIBC Letterhead]

June 26th, 2025

Loop Canada Inc.

480 Fernand Poitras

Terrebonne QC

J6Y 1Y4

Attention: Daniel Solomita, CEO

Amendment #2 to the

Credit Agreement

dated June 30th, 2022 (including all previous amendments thereto, the “Agreement”)

between Canadian Imperial Bank of Commerce (“CIBC”) and Loop Canada Inc. (the “Borrower”)

Amendments. The Agreement is amended as follows:

The Section entitled “Description and rate” under Operating Credit is amended by deleting the section providing for Canadian dollar B/As in its entirety and replacing it with the following:

Canadian dollar Term CORRA Loans. Interest on Term CORRA Loans will be calculated at the Term CORRA Rate for each applicable CORRA Period plus 2.90% per annum.

The Section entitled “Repayment” under Operating Credit is replaced with the following:

This Credit will terminate on the day that is 364 days after the date of this letter, and all amounts under this Credit are repayable on demand at such time. CIBC may in its sole discretion, upon written request by the Borrower given to CIBC not later than 60 days prior to the termination date of this Credit then in effect, extend such termination date for a period of 364 days from the date of such extension.

Notwithstanding the foregoing, at any time that an Event of Default is continuing all amounts under this Credit are repayable immediately on demand by CIBC and this Credit may be terminated in whole or in part by CIBC.

The Borrower shall have the option to repay any amount under this Credit at any time; provided that Term CORRA Loans and Term SOFR Loans may be repaid only at the end of a CORRA Period or SOFR Period, as the case may

be.

Under Financial Covenants:

Minimum equity of $3,500,000 tested quarterly

The convertible preferred shared instrument in the amount of US $10,647 is to be included in the equity covenant calculation.

As part of the Lender’s transition to CORRA, Schedule “A” (Additional Definitions and Provisions) of the Existing Credit Agreement is hereby deleted in its entirety and replaced by the attached Schedule “A” (Additional Definitions and Provisions).

Confirmation: As revised by this Amendment, the Agreement remains in full force.

It is the express wish of the parties that this document and any related documents be drawn up in English. Les parties aux présentes ont expressément demandé que ce document et tous les documents s’y rattachant soient rédigés en anglais.

Dated as of: June 26th, 2025
For CIBC:	For the Borrower:
By: /s/ Alex Barriault	By: /s/ Nicolas Lafond
Name: Alex Barriault Title: Authorized Signatory	Name: Nicolas Lafond Title: Interim CFO
By: /s/ Marc-André Hinse	By:
Name: Marc-André Hinse Title: Authorized Signatory	Name: Title:

The guarantors declare that they have received a copy of this Agreement and agree to be liable pursuant to its terms and conditions.

For the Guarantor: LOOP INDUSTRIES, INC.
By: /s/ Daniel Solomita
Name: Daniel Solomita Title: CEO
By:
Name Title:

SCHEDULE A – ADDITIONAL DEFINITIONS AND PROVISIONS

1.	General

1.1.

Use of funds, returns. The Borrower will use the Credits only for the purposes specified in this Agreement. The Borrower may not at any time exceed the limit of any Credit, and CIBC may, without notice to the Borrower, return any item that, if paid, would result in the limit of any Credit being exceeded. If, on the other hand, CIBC in its sole discretion elects to pay any such item, the Borrower will pay to CIBC immediately the amount by which the limit of the applicable Credit has been exceeded.

1.2.	Notice of failure. The Borrower will promptly notify CIBC of the occurrence of any failure to perform or observe any of its covenants in this Agreement.

1.3.

Confidentiality. The terms of this Agreement are confidential between the Borrower and CIBC, and accordingly the Borrower will not disclose the contents of this Agreement to anyone except its professional advisors. CIBC is nevertheless authorized to disclose information on the Borrower to its guarantor(s).

1.4.

Applying money received. At any time that the Borrower has failed (beyond any period of grace permitted by CIBC) to perform or observe of any of its covenants in this Agreement, all moneys received by CIBC from the Borrower or from any Security may be applied on such parts of the Borrower’s liabilities to CIBC as CIBC may determine.

1.5.

Right of set off. At any time that the Borrower has failed (beyond any period of grace permitted by CIBC) to perform or observe any of its covenants in this Agreement, CIBC is authorized at any time to set off and apply any deposits held by it and any other amounts owed by it to or for the credit of the Borrower against any and all of the obligations of the Borrower with respect to the Credits, irrespective of whether or not CIBC has made any demand and even though any such obligations may not yet be due and payable.

1.6.

Registration of security. Security will be registered or filed in all jurisdictions and in all offices as CIBC considers necessary or advisable from time to time to create, perfect or protect any Lien created thereby.

1.7.

Expenses. The Borrower will reimburse CIBC for all fees and out of pocket expenses (including fees and expenses of CIBC’s solicitors and of any other experts and advisors hired by CIBC) incurred in preparing, registering and renewing any Security, in responding to requests from the Borrower for waivers, amendments and other matters, in enforcing CIBC’s rights under this Agreement or any Security, and in discharging any Security.

1.8.

Further information requirements. The Borrower will provide such further information about its business and its Subsidiaries as is reasonably requested by CIBC from time to time, and such information shall be in a form acceptable to CIBC.

1.9.

Consent to release information. CIBC may from time to time give any credit or other information about the Borrower to, or receive such information from, (i) any financial institution, credit reporting agency, rating agency or credit bureau, (ii) any person, firm or corporation with whom the Borrower may have or proposes to have financial dealings, and (iii) any person, firm or corporation (including any guarantor, if applicable) in connection with any dealings the Borrower has or proposes to have with CIBC and CIBC may obtain such information from them. The Borrower agrees that CIBC may use that information to establish and maintain the Borrower’s relationship with CIBC and to offer any services as permitted by law, including services and products offered by CIBC’s Subsidiaries when it is considered that this may be suitable to the Borrower.

1.10.

Instructions by fax, phone and e-mail. The Borrower may deliver, and CIBC may accept, instructions by fax, telephone (including cellular phone) and internet e-mail (“Electronic Communication”), according to CIBC-approved procedures, which procedures may be limited to particular types of communications or services. Unless the Borrower expressly indicates otherwise, the Borrower agrees that CIBC may also communicate with the Borrower by e-mail or fax. This may include (i) CIBC sending confidential information to the Borrower, at the Borrower’s request; or (ii) the Borrower sending confidential information to CIBC. An Electronic Communication may not be a secure means of communication and the Borrower assumes responsibility for the risks of using Electronic Communications including, without limitation, the possibility that an Electronic Communication is: intercepted by or sent to an unauthorized person, misunderstood, lost, delayed, or not received by CIBC at all. CIBC is entitled to rely upon any Electronic Communication from or purporting to be from the Borrower, as if such instructions were given in writing. However, CIBC may choose not to act upon an Electronic Communication if it believes that the Electronic Communication is unauthorized, incorrect or unclear. CIBC shall not be liable for, and the Borrower will indemnify and save CIBC harmless from, any claims, losses, damages, liabilities and expenses that CIBC incurs (other than those due to CIBC’s gross negligence or wilful misconduct) including among other things all legal fees and expenses, arising from CIBC acting or declining to act on any of your Electronic Communications given under this Agreement. This indemnity is in addition to any other indemnity or assurance against loss provided by you to CIBC under this Agreement or otherwise.

1.11.

Further assurances. The Borrower will from time to time promptly upon request by CIBC do and execute all such acts and documents as may be reasonably required by CIBC to give effect to the Credits and the Security, and to any transfer pursuant to section 1.15 of this Schedule.

1.12.

Insurance. The Borrower will keep all its assets and property insured (to the full insurable value) against loss or damage by fire and all other risks usual for similar property and for any other risks CIBC may reasonably require. If CIBC requests, these policies will include a loss payable clause (and with respect to mortgage security, a mortgagee clause) in favour of CIBC. As further security, the Borrower assigns or hypothecates, as the case may be, for an amount equivalent to the total limit of Credits, with interest applicable at the highest rate of interest agreed, all insurance proceeds to CIBC. The Borrower will provide to CIBC either the policies themselves or adequate evidence of their existence. If any insurance coverage for any reason stops, CIBC may (but shall have no obligation to) insure the property. Finally, the Borrower will notify CIBC immediately of any loss or damage to any of its property.

1.13.

Environmental. The Borrower will carry on its business, and maintain its assets and property in accordance with all applicable environmental laws and regulations. If there is any release, deposit, discharge or disposal of pollutants of any sort (collectively, a "Discharge") in connection with either the Borrower's business or its property and CIBC pays any fines or for any clean-up or suffers any loss or damage as a result of the Discharge, the Borrower will reimburse CIBC, its directors, officers, employees and agents for any and all losses, damages, fines, costs and other amounts (including amounts spent preparing any necessary environmental assessment or other reports, or defending any lawsuits) that result. If CIBC asks, the Borrower will defend any lawsuits, investigations or prosecutions brought against CIBC or any of its directors, officers, employees and agents in connection with any Discharge. The Borrower's obligation under this section continues even after all Credits have been repaid and this Agreement has terminated.

1.14.

Waiver. No delay on the part of CIBC in exercising any right or privilege will operate as a waiver thereof, and no waiver of any failure or default will operate as a waiver thereof unless made in writing and signed by an authorized officer of CIBC, or will be applicable to any other failure or default.

1.15.

Assignment. CIBC may assign, sell or participate (herein referred to as a “transfer”) all or any part of its rights and obligations under all or any of the Credits to any third party, and the Borrower agrees to sign any documents and take any actions that CIBC may reasonably require in connection with any such transfer. Upon completion of the transfer, the third party will have the same rights and obligations under this Agreement as if it were a party to it, with respect to all rights and obligations included in the transfer. The Borrower may not assign any of its rights or obligations under any of the Credits. The Borrower agrees that CIBC may disclose any information (including, without limitation, any personal information) relating to such Credits (including any personal guarantee) to such third party, or its agents, any assignee of such third party, any service provider (as defined below), or any prospective assignee, purchaser or participant. Personal information includes all information provided by a principal of the Borrower or a guarantor of the Borrower’s debt or other information obtained by CIBC in connection with the Borrower’s credit application and/or the Agreement, and any ongoing information and documentation about the Borrower, any guarantor of the Borrower’s debt, or the Credits, to the extent required by the third party, its agent or assignee, or any service provider, to enable such person to administer the Credits and exercise its rights thereunder. “Service Provider” means a person or entity that has been engaged in connection with the servicing, maintenance, collection or operation of the Credits or the provision of services or benefits to the Borrower and/or any guarantor of the Borrower’s debt (including loyalty programs). The Borrower may not assign any of its rights or obligations under any of the Credits.

1.16.

Application to Subsidiaries. The Borrower will ensure that each of its Subsidiaries complies with sections 1.11, 1.12 and 1.13 of this Schedule, as if the references to the Borrower therein were references to each such Subsidiary.

1.17.	Governing law. This Agreement shall be governed by the laws of Quebec, and the Borrower submits itself to the jurisdiction of any competent federal or provincial court in such jurisdiction.

1.18.

Counterparts. This Agreement and any amendment to this Agreement may be executed in one or more counterparts and may be delivered by facsimile, .pdf or other similar electronic transmission, and all of such counterparts shall constitute originals and the same agreement. The words “executed”, “execution”, “signed”, “signature”, and words of like import in this Agreement and the other loan documents, shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent permitted under, and as provided for in, any applicable law.

1.19.

Certain definitions. In this Agreement the following terms have the following meanings: “Affiliate” means, with respect to any person, any other person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such person, and includes any person in like relation to an Affiliate. A person shall be deemed to control another person if the first person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means the attached letter agreement between CIBC and the Borrower, including this Schedule and any other

Schedules thereto, as the same may be amended or supplemented from time to time.

“Business Day” means (i) with respect to any amount denominated in Canadian dollars and all matters pertaining thereto, any day excluding Saturday, Sunday and any day which is a legal holiday in Toronto or Montreal, Canada; (ii) with respect to any amount denominated in US dollars (except as provided below) and all matters pertaining thereto, any day excluding Saturday, Sunday or any day which is a legal holiday in New York, U.S.A. or Toronto or Montreal, Canada, and (iii) with respect to any SOFR Loan and all matters pertaining thereto, any day excluding Saturday, Sunday or any day which is a legal holiday in New York, U.S.A. or Toronto or Montreal, Canada and also excluding any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Compliance Certificate” means an Officer’s Certificate stating, as of the applicable date, (i) that the Borrower is not in default of the observance or performance of any of its covenants in this Agreement (or describing any default then existing), (ii) that all representations and warranties contained in this Agreement are true and accurate as if made on and as of such date (or describing any thereof that are not then true and accurate), (iii) the particulars and calculation of all financial covenants of the Borrower contained in this Agreement, and (iv) where applicable, the amount and particulars of calculation of Receivable Value, Inventory Value and Prior Ranking Claims, and the resulting maximum available amount and undrawn amount of any Credit, as of such date. Unless otherwise prescribed by CIBC, a Compliance Certificate shall be substantially in the form attached to this Schedule A.

“Event of Default” means any of the following events or circumstances:

i.	If the Borrower fails to pay any principal amount when due and payable;

ii.	If the Borrower fails to pay any interest, fee or other amount (except principal) when due and payable and such failure continues for three Business Days or more;

iii.	If the Borrower defaults in the performance or observance of any negative covenant contained in this Agreement;

iv.

If the Borrower defaults in the performance or observance of any other term or covenant contained in this Agreement or the Security and such default continues for 30 days or more after the earlier of the date on which the Borrower first has actual knowledge of such default and the date on which written notice of such default is given to it by CIBC;

v.

If any representation or warranty contained in this Agreement or the Security or in any certificate delivered to CIBC by or on behalf of the Borrower is untrue in any material respect on the date as of which it was made;

vi.

If there is outstanding any amount or amounts exceeding an aggregate of $3,500,000 (or the equivalent amount in any other currency) which any of the Borrower and its Subsidiaries has failed to pay when due and payable, or if any amount or amounts exceeding an aggregate of $3,500,000 (or the equivalent amount in any other currency) may then be declared to be due and payable by any of the Borrower and its Subsidiaries prior to the stated maturity date thereof or prior to the regularly scheduled date for payment thereof;

vii.

If it is or will become unlawful for any of the Borrower and its Subsidiaries to perform or comply with any of its obligations under this Agreement or the Security, or if any obligation of any of the Borrower and its Subsidiaries under this Agreement or the Security ceases to be its legal, valid, binding and enforceable obligation, or if the enforceability of this Agreement or any of the Security is disputed by any of the Borrower and its Subsidiaries, or if any of the Security ceases to constitute a Lien of the nature and priority contemplated by this Agreement;

viii.

If any of the Borrower and its Subsidiaries commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada), or institutes proceedings for its winding up, liquidation or dissolution, or takes action to become a voluntary bankrupt, or consents to the filing of a bankruptcy proceeding against it, or files a petition or other proceeding seeking reorganization, readjustment, arrangement, composition or similar relief under any bankruptcy law or insolvency law or consents to the filing of any such petition or other proceeding, or consents to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of the whole or any material part of its property, or makes an assignment for the benefit of creditors, or publicly announces or admits in writing its inability to pay its debts generally as they become due, or suspends or threatens to suspend transaction of all or any substantial part of its usual business, or any action is taken by any of the Borrower and its Subsidiaries or any shareholder of any of them in furtherance of any of the foregoing;

ix.

If proceedings are instituted in any court of competent jurisdiction by any person (other than any of the Borrower and its Subsidiaries or a shareholder of any of them) for the winding up, liquidation or dissolution of any of the Borrower and its Subsidiaries or any Co-Borrower solidarily liable or any guarantor, or for any reorganization, readjustment, arrangement, composition or similar relief with respect to any of the Borrower, its Subsidiaries or any Co-Borrower solidarily liable or any guarantor under any bankruptcy law or any other applicable insolvency law, or for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of the whole or any material part of the property of any of the Borrower, its Subsidiaries or any Co-Borrower solidarily liable or any guarantor, and at any time thereafter such proceeding is not contested in good faith, or if any order sought in any such proceeding is granted;

x.	If an encumbrancer (including without limitation an execution creditor) takes possession of any property of any of the Borrower and its Subsidiaries which in the opinion of CIBC is material;

xi.

If there exists for any period of three consecutive Business Days one or more non appealable judgements of a court of competent jurisdiction against any of the Borrower and its Subsidiaries for an aggregate amount exceeding $• (or the equivalent amount in any other currency) which has not been satisfied in full (exclusive of any amount adequately covered by insurance as to which the insurer has acknowledged coverage);

xii.	if in the reasonable opinion of CIBC there has occurred any event which has had a Material Adverse Effect; or

xiii.	if in the reasonable opinion of CIBC there is any change in the effective control of the Borrower.

“GAAP” means those accounting principles which are recognized as being generally accepted in Canada from time to time as set out in the handbook published by the Canadian Institute of Chartered Accountants. If the Borrower, or the party to which references to GAAP are intended to apply, has adopted International Financial Reporting Standards (“IFRS”), then the applicable references in this Agreement to GAAP or Generally Accepted Accounting Principles may be interpreted to mean IFRS, but only if CIBC has consented to such change.

“Inventory Value” means, at any time, the inventory of the Borrower and its Subsidiaries (which shall not include any work in process for the purpose of this definition) then existing, less any inventory that (i) is not located in Terrebonne, (ii) is not subject to the applicable duly perfected Liens created by the Security, (iii) is subject to any Lien other than as specifically permitted by CIBC, (iv) is located in or on leased premises unless the applicable lessor has waived all Liens that may at any time be held by such lessor in respect of any inventory, (v) is obsolete or not readily saleable in the ordinary course of business, all valued at the lower of cost and market on a first in, first out basis, (vi) that has not been paid for in full and is subject to a right of repossession by the seller thereof; or (vii) that is otherwise excluded by CIBC in its reasonable discretion.

“Investment” means, with respect to any person, any direct or indirect investment in or purchase or other acquisition of the securities of or any equity interest in any other person, any loan or advance to, or arrangement for the purpose of providing funds or credit to (excluding extensions of trade credit in the ordinary course of business in accordance with customary commercial terms), or capital contribution to, any other person, or any purchase or other acquisition of all or substantially all of the property of any other person.

“Lien” includes without limitation a mortgage, movable or immovable hypothec, charge, lien, Prior Ranking Claim, security interest, prior claim or encumbrance of any sort on any property or asset, and includes conditional sales contracts, title retention agreements, capital trusts, leases and capital leases.

“Loan” means any advance of moneys made by CIBC to the Borrower under this Agreement and, where the context permits or requires, includes Bankers Acceptances, Letters of Credit, equipment leases, credit cards and all other forms of credit provided by CIBC to the Borrower under this Agreement.

“Loan Document” means this Agreement, the Security and all other deeds, certificates, instruments, agreements and other documents delivered to or obtained by CIBC in connection with any of the foregoing but for the purposes of Sections 11 and 13 of this Schedule shall exclude Swap Agreements.

“Material Adverse Effect” means a material adverse effect on the business, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, considered as a whole, or a material adverse effect on the ability of any of the Borrower and its Subsidiaries to perform its obligations under any of this Agreement and the Security to which it is a party.

“Normal Course Lien” means, at any time, the following:

i.

Liens for taxes not overdue, or which are being contested if adequate reserves with respect thereto are maintained by the Borrower and its Subsidiaries in accordance with GAAP and the enforcement of any related Lien is stayed;

ii.	undetermined or inchoate Liens arising in the ordinary course of business which relate to obligations not overdue or a claim for which has not been filed or registered pursuant to applicable law;

iii.	carriers’, warehousemens’, mechanics’, materialmens’, repairmens’, construction or other similar Liens arising in the ordinary course of business which relate to obligations not overdue;

iv.

easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries;

v.	zoning and building by-laws and ordinances and municipal by laws and regulations so long as the same are complied with;

vi.	statutory Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

vii.	the reservations and exceptions contained in, or implied by statute in, the original disposition from the Crown and grants made by the Crown of interests so reserved or excepted;

viii.	Liens created by the Security; and

ix.	Liens in respect of which CIBC has given its specific written consent.

“Officer’s Certificate” means a certificate, in form satisfactory to CIBC, signed by a senior officer of the Borrower.

“Operating Account” means a Canadian dollar account or US dollar account or such other account, in each case as is agreed upon by the Borrower and CIBC from time to time for the purposes hereof.

“Prior Ranking Claims” means, at any time, any liability of any of the Borrower and its Subsidiaries that ranks, in right of payment in any circumstances, equal to or in priority to any liability of the Borrower or such Subsidiary to CIBC, and may include unpaid wages, salaries and commissions, unremitted source deductions for vacation pay, arrears of rent, unpaid taxes, amounts owed in respect of worker’s compensation, amounts owed to unpaid vendors who have a right of repossession, and amounts owing to creditors which may claim priority by statute or under a Purchase Money Lien.

“Purchase Money Lien” means any Lien which secures a Purchase Money Obligation permitted by this Agreement, provided that such Lien is created not later than 30 days after such Purchase Money Obligation is incurred and does not affect any asset other than the asset financed by such Purchase Money Obligation.

“Purchase Money Obligation” means any Debt (including without limitation a capitalized lease obligation) incurred or assumed to finance all or any part of the acquisition price of any asset acquired by any of the Borrower and its Subsidiaries or to finance all or any part of the cost of any improvement to any asset of any of the Borrower and its Subsidiaries, provided that such obligation is incurred or assumed prior to or within 30 days after the acquisition of such asset or the completion of such improvement and does not exceed the lesser of the acquisition price payable by the Borrower or such Subsidiary for such asset or improvement and the fair market value of such asset or improvement; and includes any extension, renewal or refunding of any such obligation so long as the principal amount thereof outstanding on the date of such extension, renewal or refunding is not increased.

“Receivable Value” means, at any time, the receivables of the Borrower and its Subsidiaries then existing, less any receivable that (i) is not then subject to the applicable duly perfected Liens created by the Security, (ii) is subject to any Lien other than as specifically permitted by CIBC, (iii) is payable more than 30 days after the date of shipment of the inventory or the provision of the service that created such receivable, (iv) has been outstanding for 90 days or more, (v) is subject to any offset or counterclaim by the applicable account debtor, (vi) is owed by any person whose principal place of business is located outside Canada or the United States of America, (vii) is payable in a currency other than Canadian dollar, US dollar or Euro, (viii) is owed by an Affiliate of the Borrower or any employee, agent or representative of the Borrower or of any such Affiliate, (ix) with respect to which a cheque, note, draft or other payment instrument has not been honoured in accordance with its terms, or (x) has been specifically identified by CIBC as an excluded receivable for the purpose hereof or is owed by any person that is insolvent or is otherwise doubtful of collection in the reasonable opinion of CIBC.

“Security” means, collectively, all of the items of security held by CIBC for the indebtedness and liabilities, or any part or parts thereof, of the Borrower to CIBC.

“Subsidiary” of any person means any other person of which shares or other equity units having ordinary voting power to elect a majority of the board of directors or other individuals performing comparable functions, or which are entitled to or represent more than 50% of the owners’ equity or capital or entitlement to profits, are owned beneficially or controlled, directly or indirectly, by any one or more of such first person and the Subsidiaries of such first person, and shall include any other person in like relationship to a Subsidiary of such first person.

“Swap Agreement” means any arrangement or transaction between the Borrower (or any predecessor or Affiliate of the Borrower) and CIBC (or any Affiliate) which is an interest rate swap transaction, basis swap, forward interest rate transaction, commodity swap, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency interest rate swap transaction, currency option or any other similar transaction (including any option with respect to any of such transactions or arrangements) designed to protect or mitigate against risks in interest, currency exchange or commodity price fluctuations.

2.	Interest rates; payments; calculations

2.1.	Interest Rates. Interest is payable with respect to:

i.

excess amounts (provided that nothing herein shall be deemed to imply that the Borrower is entitled to obtain any such excess amount, or that the limit of a Credit is to be increased in any circumstance) above the limit of a Credit or a part of a Credit, as described in section 2.4 of this Schedule,

ii.	amounts that are not paid when due, at the Interest Rate Applicable to Credit Limit Excesses, and

iii.	any other amounts, at the rate specified in this Agreement.

2.2.

Variable interest. Each variable interest rate provided for in this Agreement will change automatically, without notice, whenever the Prime Rate, the US Base Rate, applicable Bankers Acceptance Yield, applicable CORRA Rate, or applicable SOFR Rate, as the case may be, changes.

2.3.

Payment of interest. Interest is calculated on the applicable balance at the end of each day. Interest is payable in arrears once a month on the day required by CIBC, unless otherwise specified in this Agreement.

2.4.	Interest Rate Applicable to Credit Limit Excesses. To determine whether the Interest Rate Applicable to Credit Limit Excesses is to be charged, the following rules apply:

a.	The Interest Rate Applicable to Credit Limit Excesses will be charged on the amount that exceeds the limit of any particular Credit.

b.

If there are several parts of a Credit, the Interest Rate Applicable to Credit Limit Excesses will be charged if the limit of a particular part is exceeded. For example, if Credit A’s limit is $250,000, and the limit of one part of Credit A is $100,000 and the limit of that part is exceeded by $25,000, the Interest Rate Applicable to Credit Limit Excesses will be charged on that $25,000 excess, even if the total amount outstanding under Credit A is less than $250,000

c.

To determine if the limit of a Credit has been exceeded, any amounts in a currency other than the currency in which the limit is designated will be converted into that currency, as described in section 2.11 of this Schedule.

2.5.

Interest on Overdue Amounts. Except as otherwise specified herein, if any principal is not paid when due, such overdue principal will bear interest (as well after as before judgement), payable on demand, at the interest rate applicable to such principal prior to default, and interest will be payable on overdue interest (as well after as before judgement) at the same rate as is applicable to the related principal. If any amount is not paid by the Borrower when due and there is no interest otherwise applicable to such amount specified herein, such overdue amount will bear interest (as well after as before judgement), payable on demand, at a rate per annum equal at all times to the Prime Rate plus 5% (in the case of any such amount payable in Canadian dollars) or the US Base Rate plus 5% (in the case of any such amount payable in US dollars) from the date of non payment until paid in full.

2.6.

Reductions of Limit of Credits. On or prior to each date on which the limit of any Credit is reduced, the Borrower will repay such outstanding amounts thereunder, if any, as are necessary so that, after giving effect to the repayment, the total of all amounts outstanding under such Credit does not exceed the limit as so reduced.

2.7.	Payments. Except as otherwise expressly provided in this Schedule “A”, if any payment is due on a day other than a Business Day, such payment will be due on the next Business Day.

2.8.

CIBC’s pricing policy. The fees, interest rates and other charges for the Borrower’s banking arrangements with CIBC are dependent upon each other. Accordingly, if the Borrower cancels or does not follow through with, in the manner originally contemplated, any of these arrangements, CIBC reserves the right to require payment by the Borrower of increased or added fees, interest rates and charges as a condition of the continuation of the Borrower’s banking arrangements.

2.9.	Calculations. The following terms apply to all calculations under the Credits:

a.

CDOR, Federal Funds Rate, Bankers’ Acceptance Yield, any CORRA Rate, any SOFR Rate, Prime Rate and US Base Rate shall be determined by CIBC if and whenever such determination is required for the purpose of this Agreement, and such determination by CIBC shall be conclusive evidence of such rate.

b.

Except as provided in the next sentence, all interest and fees hereunder shall be computed on the basis of the actual number of days elapsed divided by 365. Interest on each SOFR Loan shall be computed on the basis of the actual number of days elapsed divided by 360. Any such applicable interest rate, expressed as an annual rate of interest for the purpose of the Interest Act (Canada), shall be equivalent to such applicable interest rate multiplied by the actual number of days in the calendar year in which the same is to be determined and divided by 365 or 360, as the case may be.

c.

In calculating interest or fees payable hereunder for any period, unless otherwise specifically stated, the first day of such period shall be included and the last day of such period shall be excluded.

2.10.	CIBC’s Records. CIBC’s loan accounting records will provide conclusive evidence of all terms and conditions of the Credits such as principal loan balances, interest calculations, and payment dates.

2.11.

Foreign Currency Conversion. If it is necessary for any purpose relating to the Credits that an amount denominated in a currency other than Canadian dollars be expressed in or equated to an amount of Canadian dollars (such as, for example, to determine whether amounts denominated in US dollars that are outstanding under a Credit which has a limit specified in Canadian dollars exceed the limit of such Credit so as to make applicable the Interest Rate Applicable to Credit Limit Excesses), the applicable amount of Canadian dollars shall be determined by CIBC in accordance with its normal practice.

2.12.

Deemed Re Investment Principle. For the purpose of the Interest Act (Canada) and any other purpose, the principle of deemed re-investment of interest is not applicable to any calculation under this Agreement, and the rates of interest and fees specified in this Agreement are intended to be nominal rates and not effective rates or yields.

2.13.	Certain Definitions. If and whenever required for the purpose of this Agreement, the following terms have the following definitions:

“CDOR” means, for any day, the average of the annual discount rates for bankers’ acceptances denominated in Canadian dollars of certain banks named in Schedule 1 to the Bank Act (Canada) for a specified term and face amount that appears on the CDOR page of the Reuters Screen as of 10:00 a.m. on such day (or, if such day is not a Business Day, as of 10:00 a.m. on the next preceding Business Day).

“Federal Funds Rate” means, for any day, an annual interest rate equal to the weighted average of the rates on overnight United States federal funds transactions with members of the Federal Reserve System arranged by United States federal funds brokers, as published for such day (or, if such day is not a business day in New York, for the next preceding business day in New York) by the Federal Reserve Bank of New York, or for any such business day on which such rate is not so published, the arithmetic average of the quotations for such day on such transactions received by CIBC from three United States federal funds brokers of recognized standing selected by it.

“Interest Rate Applicable to Credit Limit Excesses” means the annual interest rate generally established by CIBC from time to time for the purpose of calculating interest on overdrafts in accounts maintained with CIBC in Canada.

“Prime Rate” means a fluctuating annual interest rate equal at all times to the greater of (i) the reference rate of interest (however designated) of CIBC for determining interest chargeable by it on loans in Canadian dollars made in Canada and (ii) 1.05% per annum above the Term CORRA Rate for a CORRA Period of one (1) month from time to time.

“Prime Loan” means a loan with respect to which interest is calculated under this Agreement for the time being by reference to the Prime Rate.

“US Base Rate” means a fluctuating annual interest rate equal at all times to the greater of (i) the reference rate of interest (however designated) of CIBC for determining interest chargeable by it on loans in US dollars made in Canada, and (ii) 3/4 of 1% per annum above the Federal Funds Rate from time to time.

3.	Notice of borrowing; notice of repayment; overdrafts

3.1.

Notice of Borrowing. Whenever the Borrower desires to obtain any amount under a Credit (other than a loan by way of a permitted overdraft), it will give to CIBC irrevocable prior written notice (a “Notice of Borrowing”) specifying the Credit under which such amount is to be obtained and the particulars of such amount including the term of any Bankers’ Acceptances, the term of any CORRA Period or SOFR Period, the particulars of all maturing Bankers’ Acceptances in the case of a rollover or conversion of Bankers’ Acceptances, and the Business Day on which such amount is to be obtained. No amount shall be obtained if the term thereof or any CORRA Period or SOFR Period applicable thereto would mature beyond any scheduled repayment or reduction date for the applicable Credit and all or any part of such amount will be required to be repaid on such date. The amount to be obtained under any Credit at any time shall not exceed the undisbursed amount of that Credit at such time. CIBC will not be obliged to make available at any time SOFR Loans in an aggregate amount less than US $1,000,000 or CORRA Loans in an aggregate amount less than $500,000. A notice requesting any loan in an amount exceeding $10,000,000 (other than a CORRA Loan) or US $10,000,000 (other than a SOFR Loan) must be given not later than 10:00 a.m. on the Business Day preceding the applicable borrowing date; a notice requesting any Bankers’ Acceptances in an amount exceeding $10,000,000 must be given not later than 10:00 a.m. on the second Business Day preceding the applicable borrowing date; a notice requesting any Term CORRA Loan of any amount must be given not later than 10:00 am on the third Business Day preceding the applicable borrowing date; a notice requesting any Daily Compounded CORRA Loan of any amount must be given not later than 10:00 am on the second Business Day preceding the applicable borrowing date; and a notice requesting any SOFR Loan of any amount must be given not later than 10:00 a.m. on the third Business Day preceding the applicable borrowing date.

3.2.

Notice of Repayment. Whenever the Borrower desires to make any repayment or repayments under one or more of the Credits in an aggregate amount exceeding $10,000,000 (or an equivalent amount in any other currency) on any day, it will give to CIBC irrevocable written notice specifying the particulars of such repayment not later than 10:00 a.m. on the Business Day preceding the applicable repayment date.

3.3.

Overdrafts. If the Borrower is entitled under any Credit to obtain loans in Canadian dollars or US dollars by way of overdraft, the debit balance in the Borrower’s applicable Operating Account from time to time will be deemed to be a loan in Canadian dollars or US dollars, as the case may be, outstanding to the Borrower under such Credit and bearing interest as set out in this Agreement for loans in such currency under such Credit. If at any time the Borrower is a party to a cash concentration arrangement with CIBC, the amount of any overdraft from time to time in the Canadian dollar or US dollar concentration account of the Borrower established pursuant to such arrangement will also be deemed to be a loan in Canadian dollars or US dollars, as applicable, outstanding to the Borrower under the applicable Credit and bearing interest as set out above on the basis of the Prime Rate or the US Base Rate, as the case may be.

4.	Indemnities and Illegality

4.1.

Reserve Indemnity. If subsequent to the date of this Agreement any change in or introduction of any applicable law, or compliance by CIBC with any request or directive by any central bank, superintendent of financial institutions or other comparable authority, shall subject CIBC to any tax with respect to the Credits or change the basis of taxation of payments to CIBC of any amount payable under the Credits (except for changes in the rate of tax on the overall net income of CIBC), or impose any capital maintenance or capital adequacy requirement, reserve requirement or similar requirement with respect to the Credits, or impose on CIBC, any other condition or restriction, and the result of any of the foregoing is to increase the cost to CIBC of making or maintaining the Credits or any amount thereunder or to reduce any amount otherwise received by CIBC under the Credits, CIBC will promptly notify the Borrower of such event and the Borrower will pay to CIBC such additional amount calculated by CIBC as is necessary to compensate CIBC for such additional cost or reduced amount received. A certificate of CIBC as to any such additional amount payable to it and containing reasonable details of the calculation thereof shall be conclusive evidence thereof.

4.2.

Currency Indemnity. Interest and fees hereunder shall be payable in the same currency as the principal to which they relate. Any payment on account of an amount payable in a particular currency (the “proper currency”) made to or for the account of CIBC in a currency (the “other currency”) other than the proper currency, whether pursuant to a judgement or order of any court or tribunal or otherwise and whether arising from the conversion of any amount denominated in one currency into another currency for any purpose, shall constitute a discharge of the Borrower’s obligation only to the extent of the amount of the proper currency which CIBC is able, in the normal course of its business within one Business Day after receipt by it of such payment, to purchase with the amount of the other currency so received. If the amount of the proper currency which CIBC is able to purchase is less than the amount of the proper currency due to CIBC, the Borrower shall indemnify and save CIBC harmless from and against any loss or damage arising as a result of such deficiency.

4.3.

Tax Indemnity. All payments by the Borrower under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, other than taxes imposed on the overall net income of CIBC or franchise taxes, taxes on doing business or taxes measured by the capital or net worth of CIBC (collectively “Excluded Taxes”), now or hereafter imposed, levied, collected, withheld or assessed by any country or any political subdivision thereof (collectively “Taxes”); provided, however, that if any Taxes are required to be withheld from any interest or other amount payable to the CIBC hereunder, the amount so payable to the CIBC shall be increased to the extent necessary to yield to CIBC, on a net basis after payment of all Taxes and after payment of all Excluded Taxes imposed by any relevant jurisdiction on any additional amounts payable under this section, interest or any such other amount payable hereunder at the rate or in the amount specified in this Agreement. The Borrower shall be fully liable and responsible for and shall, promptly following receipt of a request from CIBC, pay to CIBC any and all sales, goods and services taxes payable under the laws of Canada or any political subdivision thereof with respect to any and all goods and services made available hereunder to the Borrower by CIBC, and such taxes shall be included in the definition of “Taxes” for all purposes hereof. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter it shall send to CIBC, a certified copy of an original official receipt showing payment thereof. If the Borrower fails to pay any Taxes when due or fails to remit to CIBC as aforesaid the required documentary evidence thereof, the Borrower shall indemnify and save harmless CIBC from any incremental taxes, interest, penalties or other liabilities that may become payable by CIBC or to which CIBC may be subjected as a result of any such failure. A certificate of CIBC as to the amount of any such taxes, interest or penalties and containing reasonable details of the calculation thereof shall be prima facie evidence thereof.

4.4.

Default Indemnity. The Borrower shall indemnify and save harmless CIBC from all claims, demands, liabilities, damages, losses, costs, charges and expenses, including any loss or expense arising from interest or fees payable by CIBC to lenders of funds obtained by it in order to make or maintain any amount under the Credits and any loss or expense incurred in liquidating or re employing deposits from which such funds were obtained, which may be incurred by CIBC as a consequence of (i) default by the Borrower in the payment when due of any amount hereunder or the occurrence of any other default relative to any of the Credits, (ii) default by the Borrower in obtaining any amount after the Borrower has given notice hereunder that it desires to obtain such amount, (iii) default by the Borrower in making any optional repayment of any amount after the Borrower has given notice hereunder that it desires to make such repayment, or (iv) the repayment by the Borrower of any CORRA Loan or SOFR Loan otherwise than on the expiration of any applicable CORRA Period, SOFR Period, interest payment date or maturity or final payment date, as the case may be, or the repayment of any loan on which interest is payable at a fixed annual rate otherwise than on the expiration of the fixed interest rate period applicable thereto, or the repayment of any other amount otherwise than on any specified maturity date thereof. A certificate of CIBC as to any such loss or expense and containing reasonable details of the calculation thereof shall be prima facie evidence thereof.

4.5.

Material Change in Financial Markets. If any material change has occurred, or would reasonably be expected to occur, in the financial, banking or capital markets generally in Canada (as determined by CIBC in good faith in its discretion) and the effect of which is to (or would reasonably be expected to) reduce the rate of return on CIBC’s capital from, or increase the cost to CIBC of, making or maintaining any Credit or any amount thereunder or reduce any amount otherwise received by CIBC under any Credit, then CIBC will promptly notify the Borrower of such event or circumstances and the Borrower will pay to CIBC such additional amount calculated by CIBC as is necessary to compensate CIBC for such reduction in rate of return, additional cost or reduced amount received. A certificate of CIBC as to any such additional amount payable to it and containing reasonable details of the calculation thereof shall be conclusive evidence thereof.

4.6.

Illegality. If CIBC determines that any applicable law has made it unlawful, or that any domestic or foreign court or government or governmental authority has asserted that it is unlawful, for CIBC or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to any applicable CORRA Rate or SOFR Rate, or to determine or charge interest rates based upon any applicable CORRA Rate or SOFR Rate, then, upon written notice thereof by CIBC to the Borrower, (a) any obligation of CIBC to make or maintain the affected CORRA Loans or SOFR Loans, as the case may be, and any right of the Borrower to borrow or continue the affected CORRA Loans, or SOFR Loans, as the case may be, shall be suspended, and (b) unless otherwise specified in the notice to the Borrower, the interest on each affected CORRA Loan or SOFR Loan, as the case may be, shall forthwith cease to be calculated on the basis of the applicable CORRA Rate or SOFR Rate, as the case may be, and shall commence to be calculated (i) in the case of an affected CORRA Loan, on the basis of the Prime Rate (or, if the affected CORRA Rate is a term CORRA Rate, then at the discretion of CIBC, a daily CORRA Rate) or (ii) in the case of an affected SOFR Loan, on the basis of the US Base Rate (or if the affected SOFR Rate is a term SOFR Rate, then at the discretion of CIBC, a daily SOFR Rate). The Borrower will not be entitled to obtain any affected CORRA Loan or SOFR Loan, as the case may be, from, or maintain any existing affected CORRA Loan or SOFR Loan, as the case may be, with, CIBC so long as any such condition shall continue to exist, and any Loan that would otherwise have been made or maintained (x) in the case of an affected CORRA Loan, shall instead be made or maintained as a Loan in Canadian Dollars bearing interest on the basis of the Prime Rate (or, if the affected CORRA Rate is a term CORRA Rate, then at the discretion of CIBC, a daily CORRA Rate) or (y) in the case of an affected SOFR Loan, shall instead be made or maintained as a Loan in US Dollars bearing interest on the basis of the US Base Rate (or if the affected SOFR Rate is a term SOFR Rate, then at the discretion of CIBC, a daily SOFR Rate). Upon any such conversion of an affected CORRA Loan or SOFR Loan, the Borrower shall also pay any additional amounts required pursuant to Section 11.3 or 13.3 of this Schedule.

5.	Conditions precedent

5.1.	Conditions precedent to the initial amount

CIBC shall not be obliged to make available the initial amount under the Credits unless:

a.	CIBC shall have received the Security, which shall have been duly registered and filed as required hereby.

b.	CIBC shall have received such financial and other information relating to the Borrower and its Subsidiaries, and any guarantor, as it shall have reasonably requested.

c.	CIBC shall have received confirmation of all insurance maintained by the Borrower and its Subsidiaries, and such insurance shall comply with the requirements of this Agreement.

d.	The Borrower shall have paid to CIBC all fees and other amounts which shall have become due and payable by it to CIBC on or prior to the initial borrowing date.

e.	The following documents in form, substance and execution acceptable to CIBC shall have been delivered to CIBC:

i.

a certified copy of the constating documents and by laws of each of the Borrower and its Subsidiaries, and of each corporate guarantor, and of all corporate proceedings taken and required to be taken by each of them to authorize the execution and delivery of such of this Agreement and the Security to which it is a party and the performance of the transactions by it contemplated therein;

ii.

a certificate of incumbency for each of the Borrower and its Subsidiaries, and for each corporate guarantor, setting forth specimen signatures of the persons authorized to execute such of this Agreement and the Security to which it is a party;

iii.	such legal opinions addressed to CIBC relative to the Borrower, this Agreement and the Security as CIBC may require; and

iv.	such other documents relative to this Agreement and the transactions contemplated herein as CIBC may reasonably require.

5.2.	Conditions precedent to all amounts

CIBC shall not be obliged to make available any amount under the Credits unless:

a.	CIBC shall have received any applicable Notice of Borrowing.

b.

On the applicable borrowing date the Borrower shall not have failed to observe or perform any of its covenants in this Agreement, and the Borrower shall have delivered to CIBC, if so requested by CIBC, an Officers’ Certificate to such effect.

c.

The representations and warranties contained in this Agreement shall be true on and as of the applicable borrowing date with the same effect as if such representations and warranties had been made on and as of the applicable borrowing date, and the Borrower shall have delivered to CIBC, if so requested by CIBC, an Officers’ Certificate to such effect.

d.	All other conditions specified herein, to the extent not previously satisfied for any reason, other shall have been satisfied.

e.

In respect of any amount that would result in the aggregate amount outstanding under the Credits being increased, there shall not have occurred subsequent to the date of last annual financial statements of the Borrower, in the opinion of CIBC, any event which (individually or with any other events) has had, or which has a reasonable possibility of having, a Material Adverse Effect.

6.	Representations and warranties

6.1.	Representations and warranties. To induce CIBC to establish and maintain the Credits, the Borrower represents and warrants as follows:

a.

Each of the Borrower and its Subsidiaries has all necessary power and authority to own its property, to carry on the business carried on by it, to enter into and perform its obligations under such of this Agreement and the Security to which it is a party, and in the case of the Borrower to obtain amounts under the Credits. Each of the Borrower and its Subsidiaries is in compliance with all applicable laws except to the extent that the failure to comply therewith would not, in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect.

b.

The Borrower has taken all action necessary to be taken to authorize the execution and delivery of and the performance of its obligations under this Agreement and the Security, and the obtaining of amounts under the Credits. Except as has been obtained and is in full force and effect, no consent, waiver or authorization of, or filing with or notice to, any person is required to be obtained in connection with the execution and delivery of and the performance by each of the Borrower and its Subsidiaries of its obligations under this Agreement and the Security, or the obtaining by the Borrower of amounts under the Credits. This Agreement and the Security have been duly executed and delivered by each of the Borrower and its Subsidiaries as are parties thereto, and constitute the legal, valid and binding obligation of each of them enforceable in accordance with their terms.

c.

The execution and delivery by the Borrower and its Subsidiaries of this Agreement and the Security and the performance by them of their obligations thereunder, and the obtaining by the Borrower of amounts under the Credits, will not conflict with or result in a breach of any applicable law, and will not conflict with or result in a breach of or constitute a default under, or permit the termination of, or cause any material right of any of the Borrower and its Subsidiaries to be adversely affected under, any of the provisions of its constating documents or by laws or any agreement, permit, instrument, judgement, injunction or other contractual obligation to which it is a party or by which it is bound, or result in the creation or imposition of any Lien (other than the Security) upon any of its property or assets.

d.

Except as disclosed in writing by the Borrower to CIBC prior to the date of this Agreement with specific reference to this paragraph or, with respect to events occurring subsequent to the date of this Agreement, as the Borrower has otherwise disclosed in writing to CIBC with specific reference to this paragraph, there is no action, suit or proceeding (whether or not purportedly on behalf of any of the Borrower and its Subsidiaries) pending or, to the knowledge of the Borrower, threatened, against or affecting any of its Borrower and its Subsidiaries before any court or before or by any governmental department, commission or agency, in Canada or elsewhere, or before any arbitrator or board, and none of the Borrower and its Subsidiaries is in default with respect to any order or award of any arbitrator or government department, commission or agency.

e.

The Borrower has delivered to CIBC a true and complete copy of its most recent financial statements, and such financial statements present fairly the financial position of the Borrower, in accordance with GAAP, as of the date thereof and for the fiscal period then ended. All financial statements of the Borrower delivered by the Borrower to CIBC after the date of this Agreement will present fairly the financial position of the Borrower, in accordance with GAAP, as of the dates thereof and for the fiscal periods then ended.

f.

Since the date of the most recent financial statements of the Borrower delivered to CIBC, there has occurred no event which (individually or with any other events) has had, or which may reasonably be expected to have, a Material Adverse Effect.

g.	The Borrower has not failed to observe or perform (beyond any period of grace permitted by CIBC) any of its covenants in this Agreement.

h.

Except as disclosed in writing by the Borrower to CIBC prior to the date of this Agreement with specific reference to this paragraph, to the best knowledge of the Borrower, (i) the business carried on and the property owned or used at any time by any of the Borrower and its Subsidiaries and their respective predecessors (including the lands owned or occupied by any of them and the waters on or under such lands) have at all times been carried on, owned or used in compliance with all environmental laws; (ii) none of the Borrower and its Subsidiaries is subject to any proceeding alleging the violation of any environmental law, and no part of its business or property is the subject of any proceeding to evaluate whether remedial action is needed as a result of the release from or presence of any hazardous substance on any lands owned or occupied by it; (iii) there are no circumstances that could reasonably be expected to give rise to any civil or criminal proceedings or liability regarding the release from or presence of any hazardous substance on any lands used in or related to the business or property of any of the Borrower and its Subsidiaries or on any lands on which any of the Borrower and its Subsidiaries has disposed or arranged for the disposal of any materials arising from the business carried on by it, or regarding the violation of any environmental law by any of the Borrower and its Subsidiaries or by any other person for which it is responsible; (iv) all hazardous substances disposed of, treated or stored on lands owned or occupied by any of the Borrower and its Subsidiaries have been disposed of, treated and stored in compliance with all environmental laws; (v) there are no proceedings and there are no circumstances or material facts which could give rise to any proceeding in which it is or could be alleged that any of the Borrower and its Subsidiaries is responsible for any domestic or foreign clean up or remediation of lands contaminated by hazardous substances or for any other remedial or corrective action under any environmental laws; (vi) each of the Borrower and its Subsidiaries has maintained all environmental and operating documents and records relating to its business and property in the manner and for the time periods required by any environmental laws and has never had conducted an environmental audit of its business or property; and (vii) the Borrower is not aware of any pending or proposed change to any environmental law which would render illegal or materially adversely affect its business or property.

i.

No representation or warranty made by the Borrower herein or in any other document furnished to CIBC from time to time contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading. All projections and pro forma information delivered to CIBC from time to time by the Borrower were prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time of delivery. There is no fact known to the Borrower on the date of this Agreement which has had, or which has a reasonable possibility of having, a Material Adverse Effect.

6.2.

Survival. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the obtaining of amounts under the Credits, and the delivery of each Notice of Borrowing and the obtaining of any amount under any Credit shall constitute a reaffirmation on and as of such delivery date and such borrowing date, in each case by reference to the then existing facts and circumstances, of all representations and warranties contained in this Agreement.

7.	Financial covenants

7.1.

Calculation. All financial covenants will be calculated including the Borrower and its Subsidiaries on a consolidated basis, and each amount derived from the Borrower’s profit and loss statement shall be calculated as the total of such amount during the Borrower’s four most recently completed fiscal quarters (or, if agreed upon by CIBC in its sole discretion, during the Borrower’s most recently completed fiscal year), as shown in the Borrower’s most recent financial statements delivered to CIBC.

7.2.	Certain definitions. In this Agreement the following terms have the following meanings:

“Adjusted Debt Service Ratio” means, for any period, the ratio of the sum of (i) EBITDA for such period, (ii) all management bonuses and similar payments deducted in the calculation of such EBITDA but not paid out during such period (and with respect to which the entitlement to receive payment thereof has been postponed in a manner satisfactory to CIBC) and (iii) all management bonuses and similar payments deducted in the calculation of such EBITDA and paid out during such period, and which have then been loaned back to the Borrower during such period by way of Postponed Debt, to Debt Service Requirements.

“Cash Coverage Ratio” means the ratio of EBITDA to Interest Expense.

“Current Assets” means assets that would be shown as current assets on a consolidated balance sheet of the Borrower prepared in accordance with GAAP, and would include such assets as cash, accounts receivable, inventory and other assets that are likely to be converted into cash, sold, exchanged or expended in the normal course of business within one year or less, but shall exclude for the purpose of this definition all amounts due from Affiliates.

Current Liabilities” means liabilities that would be shown as current liabilities on a consolidated balance sheet of the Borrower prepared in accordance with GAAP, and would include such liabilities as Debt that is or will become payable within one year or one operating cycle, whichever is longer, accounts payable, accrued expenses and deferred revenue.

“Current Ratio” means the ratio of Current Assets to Current Liabilities.

“Debt” means, with respect to any person, (i) an obligation of such person for borrowed money, (ii) an obligation of such person evidenced by a note, bond, debenture or other similar instrument, (iii) an obligation of such person for the deferred purchase price of property or services, excluding trade payables and other accrued current liabilities incurred in the ordinary course of business in accordance with customary commercial terms, (iv) a capitalized lease obligation of such person, (v) a guarantee, indemnity, or financial support obligation of such person, determined in accordance with GAAP, (vi) an obligation of such person or of any other person secured by a Lien on any property of such person, even though such person has not otherwise assumed or become liable for the payment of such obligation, (vii) an obligation arising in connection with an acceptance facility or letter of credit issued for the account of such person, or (viii) a share in the capital of such person that is redeemable by such person either at a fixed time or on demand by the holder of such share (valued at the maximum purchase price at which such person may be required to redeem, repurchase or otherwise acquire such share).

“Debt to EBITDA Ratio” means the ratio of all Debt of the Borrower and its Subsidiaries on a consolidated basis, to EBITDA. “Debt Service Ratio” means the ratio of EBITDA to Debt Service Requirements.

“Debt Service Requirements” means (i) all permanent principal payments in respect of Debt made or required to be made during such period, (ii) Interest Expense for such period, and (iii) all dividends paid during such period on all preferred shares of the Borrower.

"Debt to Effective Equity Ratio" means the ratio of all Debt of the Borrower and its Subsidiaries on a consolidated basis minus all Postponed Debt, to Tangible Net Worth plus all Postponed Debt.

“Debt to Equity Ratio” means the ratio of all Debt of the Borrower and its Subsidiaries on a consolidated basis, to Shareholders’ Equity.

“Debt to Tangible Net Worth Ratio” means the ratio of all Debt of the Borrower and its Subsidiaries on a consolidated basis, to Tangible Net Worth.

“EBIT” means, for any period, Net Income for such period plus all amounts deducted in the calculation thereof on account of Interest Expense and income taxes.

“EBITDA” means, for any period, Net Income for such period plus all amounts deducted in the calculation thereof on account of Interest Expense, income taxes, depreciation and amortization.

“Fixed Charge Coverage Ratio” means the ratio of EBITDA to the sum of (i) Debt Service Requirements, and] (ii) cash income taxes and (iii) capital expenditures for maintenance purposes and (iv) capital expenditures.

“Intangible” includes without limitation such personal property as goodwill; copyrights, patents and trademarks; franchises; licences, leases; research and development costs; and deferred development costs.

“Interest Coverage Ratio” means the ratio of EBIT to Interest Expense.

“Interest Expense” means, for any period, the aggregate amount accrued (whether or not payable or paid) during such period in accordance with GAAP on account of (i) interest expense including amortization of debt discount and debt issuance costs, capitalized interest, standby fees, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and (ii) the interest expense components of all capitalized lease obligations.

“Net Income” means, for any period, the consolidated net income (loss) of the Borrower for such period, calculated in accordance with GAAP before extraordinary items but excluding (i) the income (or loss) of any person accrued prior to the date it becomes a Subsidiary of the Borrower or is amalgamated with or consolidated into the Borrower or into any of its Subsidiaries or such person’s property is acquired by the Borrower or any of its Subsidiaries, and (ii) any after tax gains (but not pre tax losses) attributable to dispositions of property out of the ordinary course of business.

“Postponed Debt” means any Debt for borrowed money of any of the Borrower and its Subsidiaries that is incurred at such time as no failure by the Borrower to perform or observe any of its covenants in this Agreement is continuing or would be created by the incurrence thereof (to be evidenced by pro forma financial statements delivered to CIBC) and which has the following attributes: (i) no principal thereof is repayable so long as any amount is owed by the Borrower to CIBC (or until such earlier date as CIBC may agree upon in writing), (ii) no covenant with respect to such Debt is more onerous than or in addition to the covenants specified herein, and (iii) all rights of the holder of such Debt are postponed and subordinated to all rights of CIBC under or in respect of the Credits pursuant to a subordination agreement containing payment and non payment default standstills and other provisions satisfactory in form and substance to CIBC.

“Restricted Payments” means any payment by any person (i) of any dividends on any of its shares, (ii) on account of the purchase, redemption or other acquisition of any of its shares or any rights to acquire any such shares, or any other distribution in respect of any of its shares, (iii) of any principal, interest or other amount in respect of any Postponed Debt, or (iv) by way of gift or other gratuity or in an amount exceeding an arms length amount to any of its shareholders or affiliates or to any director or officer thereof. “Senior Debt” means all Debt of the Borrower and its Subsidiaries, less all Postponed Debt.

“Senior Debt to EBITDA Ratio” means the ratio of Senior Debt to EBITDA on a consolidated basis.

“Shareholders’ Equity” means the amount which would, in accordance with GAAP, then be included as shareholders’ equity on a consolidated balance sheet of the Borrower.

“Tangible Net Worth” means Shareholders’ Equity less all amounts that would be included on a consolidated balance sheet of the Borrower as amounts owed by any Affiliate of the Borrower or as Intangibles.

"Total Liabilities to Effective Equity Ratio" means the ratio of all amounts that would be included as liabilities on a consolidated balance sheet of the Borrower minus Postponed Debt, to Tangible Net Worth plus all Postponed Debt.

“Total Liabilities to Tangible Net Worth Ratio” means the ratio of all amounts that would be included as liabilities on a consolidated balance sheet of the Borrower, to Tangible Net Worth.

“Working Capital” means the excess of Current Assets over Current Liabilities.

8.	Letters of Credit

The following terms apply to each Letter of Credit issued by CIBC for the Borrower whether issued under any Credit or otherwise.

8.1.

Reimbursement, payment or prepayment. The Borrower agrees, forthwith upon demand by CIBC, to provide CIBC with cash in the proper currency to meet each drawing that CIBC is required to pay under an L/C or to reimburse CIBC for each drawing that CIBC has paid under an L/C. If we demand payment of any Credit under which a Letter of Credit is outstanding, or if the Borrower elects to permanently repay or terminate any Credit under which a Letter of Credit is outstanding, the Borrower must provide CIBC with cash, in the same currency as the L/C, or marketable securities satisfactory to us (collectively the “Cash Collateral”) in an amount equal to CIBC’s maximum potential liability under the L/C. The Cash Collateral will be held by us as security for, and may be applied to satisfy obligations under the L/C or otherwise under any Credit. We shall release any Cash Collateral that is no longer required for such purposes.

8.2.

Neither CIBC nor any of its correspondents shall be liable for the use which may be made with respect to any L/C; any acts or omissions of the beneficiary of any L/C including the application of any payment made to such beneficiary; the form, validity, sufficiency, correctness, genuineness or legal effect of any document relating to any L/C, even if such document should prove to be in any respect invalid, insufficient, inaccurate, fraudulent or forged; any failure of the beneficiary of any L/C to meet the obligations of such beneficiary to the Borrower or to any other person; or any failure by CIBC to make payment under any L/C as a result of any law, control or restriction rightfully or wrongfully exercised or imposed by any domestic or foreign court or government or governmental authority or as a result of any other cause beyond the control of CIBC. The obligations of the Borrower under this Clause 9 are absolute and unconditional under all circumstances including without limitation any matter referred to above.

8.3.

Indemnity. The Borrower hereby indemnifies and agrees to hold CIBC harmless from all losses, damages, costs, demands, claims, expenses (including out-of-pocket expenses) and other consequences which CIBC may incur, sustain or suffer, other than as a result of its own negligence or wilful misconduct, as a result of issuing or amending an L/C, including legal and other expenses incurred by CIBC in any action to compel payment by CIBC under an L/C or to restrain CIBC from making payment under an L/C. Any amounts due under this indemnity shall form part of the Debt.

8.4.

L/C fees. Unless the Borrower has made other arrangements with us, we will automatically debit the operating account of the Borrower for all fees payable with respect to L/Cs. Any Overdraft in the operating account in excess of any Credit Limit attached to the operating account will bear interest at the Excess Interest Rate.

8.5.

Standard agreements. The terms and conditions of our standard Application for Irrevocable Documentary Credit or Application for Standby Letter of Credit, as applicable, and any of our other standard documentation relating to L/C’s, in effect from time to time will be applicable to each L/C whether or not any such Application or other documentation has been executed by or on behalf of the Borrower. A copy of any such Application or other documentation is available from CIBC.

8.6.

Unless otherwise specified in the applicable Application or other documentation referred to above, and subject to any provision herein to the contrary, each L/C shall be subject to the Uniform Customs and Practice for Documentary Credits or the International Standby Practices, as applicable, of the International Chamber of Commerce current at the time of issuance of such L/C.

8.7.

Cash collateralization. If any Letter of Credit or Acceptance is outstanding at any time that the Borrower has failed to perform or observe (beyond any period of grace permitted by CIBC) any of its covenants in this Agreement or at the date of termination of the applicable Credit, the Borrower will forthwith pay to CIBC, in the currency of such Letter of Credit or Acceptance, as the case may be, funds in an amount equal to the total maximum actual and contingent liability of CIBC pursuant thereto. Such funds will be held by CIBC for payment of the liability of the Borrower in respect of such Letter of Credit or Acceptance, as the case may be, and any excess thereof will be applied to any other liabilities of the Borrower pursuant to the Credits or will be returned to the Borrower at such time as no such liabilities exist or may arise.

8.8.

Undisbursed Credit. For the purpose of calculating the undisbursed amount of any Credit and for any other relevant provision of this Agreement, the amount constituted by any Letter of Credit or Acceptance shall be the total maximum actual and contingent liability of CIBC pursuant thereto.

8.9.	Definitions. In this Agreement, the following terms shall have the following meanings:

“Acceptance” means an outstanding bill of exchange which CIBC has accepted and is therefore obligated to pay at maturity.

“Documentary L/C Sublimit” has the meaning specified under “Description and Rate” in the description of the Demand Operating Credit herein.

“Letter of Credit” or “L/C” means a documentary or standby letter of credit, a letter of guarantee or a similar instrument, in form and substance satisfactory to CIBC.

“Undrawn Documentary L/C Sublimit” means the Documentary L/C Sublimit then in effect less the undrawn amount of all documentary L/Cs then outstanding under the Demand Operating Credit herein.

9.	CORRA and CORRA Loans

9.1.

Selection of CORRA Periods for Term CORRA Loans The Borrower shall select a CORRA Period for each Term CORRA Loan made or to be made available to it by telephone notice (to be confirmed the same day in writing) or Electronic Communication received by CIBC not later than 10:00 a.m. on the third Business Day prior to the commencement of such CORRA Period. The first CORRA Period for each Term CORRA Loan will commence on (and include) the date of advance of such Term CORRA Loan, and each CORRA Period occurring thereafter for such Term CORRA Loan will commence on (and include) the last day of the immediately preceding CORRA Period for such Term CORRA Loan. Notwithstanding the foregoing:

a.

If CIBC has not received due notice of renewal of the CORRA Period for any outstanding Term CORRA Loan in accordance with the first sentence of this section, such Term CORRA Loan will be automatically converted on the expiry of such existing CORRA Period to a further Term CORRA Loan with a CORRA Period of the same tenor, or at the discretion of CIBC converted on the expiry of such existing CORRA Period to a Daily Compounded CORRA Loan or a Loan bearing interest on the basis of the Prime Rate and notice of which is given to the Borrower;

b.

The last day of each CORRA Period shall be a Business Day and if not, the Borrower shall be deemed to have selected a CORRA Period the last day of which is the first Business Day following the last day of the CORRA Period selected by the Borrower, unless such first Business Day is in a succeeding calendar month, in which case, the last day of such CORRA Period shall be the immediately preceding Business Day;

c.	all CORRA Periods in effect at any time must end on not more than five different days.

9.2.	Calculations and Interest Payment Dates. The following terms apply to all CORRA Loan calculations:

a.

The applicable CORRA Rate shall be determined by CIBC if and whenever such determination is required for the purpose of this Agreement, and such determination by CIBC shall be conclusive evidence of such rate. Each change in the applicable CORRA Rate shall apply automatically to change the applicable interest rate without notice to the Borrower.

b.

Interest on each CORRA Loan shall be computed on a daily basis upon the outstanding principal amount of such CORRA Loan as of the applicable date of determination for the actual number of days elapsed divided by 365.

c.	Interest on each Term CORRA Loan is payable in arrears on the last day of each CORRA Period applicable thereto.

d.

Interest on each Daily Compounded CORRA Loan is payable in arrears once a month (or such other period as may be agreed between the Borrower and CIBC) on the day required by CIBC, unless otherwise specified in this Agreement; provided that if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day.

9.3.

Prepayment. The Borrower shall provide to CIBC at least five (5) days prior written notice of any prepayment of a CORRA Loan and shall pay to CIBC all breakage costs suffered or incurred by CIBC if any Term CORRA Loan is repaid on a date other than the last day of its then current CORRA Period or if any Daily Compounded CORRA Loan is repaid on a date other than its interest payment date or maturity or final payment date, in each case as determined and calculated by CIBC in accordance with its customary practice.

9.4.

Default. If, at any time there exists any failure by the Borrower (beyond any period of grace permitted by CIBC) to perform or observe any of its covenants in this Agreement, then, at the option of CIBC, (a) the Borrower will not be entitled to borrow any further CORRA Loans and all outstanding Notices of Borrowing for any CORRA Loan shall be deemed to be a request for a Loan in Canadian dollars in the same amount bearing interest on the basis of the Prime Rate, (b) in the case of all then outstanding Term CORRA Loans, on the last day of their respective then current CORRA Periods, the interest thereon shall cease to be calculated hereunder on the basis of the applicable CORRA Rate, and shall commence to be calculated on the basis of the Prime Rate, and (c) in the case of all then outstanding Daily Compounded CORRA Loans, on their immediately following interest payment date the interest thereon shall cease to be calculated on the basis of the applicable CORRA Rate and shall commence to be calculated on the basis of the Prime Rate.

9.5.	Failure of CORRA. If at any time:

a.

CIBC determines (which determination shall be conclusive and binding absent manifest error) for any reason that CORRA or any applicable CORRA Rate cannot be determined pursuant to the definition thereof; or

b.

CIBC determines for any reason (which determination shall be conclusive and binding absent manifest error) that CORRA or any applicable CORRA Rate with respect to a CORRA Loan does not adequately and fairly reflect the cost to CIBC of funding or maintaining such CORRA Loan; or

c.

A Canadian Benchmark Transition Event has occurred and a Canadian Replacement Benchmark has not yet been chosen and implemented by CIBC in accordance with Section 9.6 below, then CIBC shall be entitled to give notice thereof (by telephone to be confirmed the same day in writing or by Electronic Communication) to the Borrower. On the effective date of such notice, or in the case of any affected Term CORRA Loan, on the last day of the CORRA Period for such outstanding Term CORRA Loan occurring on or after the effective date of such notice, the interest on such CORRA Loan shall cease to be calculated on the basis of the affected CORRA Rate, and shall commence to be calculated on the basis of the Prime Rate (or, if the affected CORRA Rate is a term CORRA Rate, then at the discretion of CIBC, a daily CORRA Rate). Any Notice of Borrowing which has been delivered to CIBC requesting an affected CORRA Loan on a day on or subsequent to such notification date will be deemed to request instead a Loan in Canadian dollars in the same amount bearing interest on the basis of the Prime Rate (or, if the affected CORRA Rate is a term CORRA Rate, then at the discretion of CIBC, a daily CORRA Rate). The Borrower will not be entitled to obtain any affected CORRA Loan from CIBC so long as any of the circumstances set out in this Section continue to exist, and any Loan that would otherwise have been made by CIBC as an affected CORRA Loan shall instead be made as a Loan in Canadian Dollars bearing interest on the basis of the Prime Rate (or, if the affected CORRA Rate is a term CORRA Rate, then at the discretion of CIBC, a daily CORRA Rate).

During the period referenced in the foregoing sentence, if the affected CORRA Rate is a term CORRA Rate, then any component of Prime Rate based upon a term CORRA Rate will not be used in any determination of Prime Rate and the floor for Prime Rate will be the Daily Compounded CORRA from time to time plus 1.05% per annum.

9.6.	Discontinuance of Canadian Benchmark. If at any time, on or prior to the setting of the then current Canadian Benchmark:

a.

CIBC determines (which determination shall be conclusive and binding absent manifest error) for any reason that such Canadian Benchmark (or the published component used in the calculation thereof) (and, in the case of a term rate, all Canadian Available Tenors of such Canadian Benchmark) has ceased or will cease to be available, permanently or indefinitely; or

b.

CIBC determines (which determination shall be conclusive and binding absent manifest error) for any reason that such Canadian Benchmark (or the published component used in the calculation thereof) (and, in the case of a term rate, all Canadian Available Tenors of such Canadian Benchmark) are no longer, or as of a specified future date will no longer be, representative, (each a “Canadian Benchmark Transition Event”), then CIBC shall be entitled to give notice thereof (by telephone to be confirmed the same day in writing or by Electronic Communication) to the Borrower.

If the Canadian Benchmark Transition Event relates to the Term CORRA Reference Rate, then on the last day of the CORRA Period for each outstanding Term CORRA Loan occurring on or after the effective date of such notice, the interest on such Term CORRA Loan shall cease to be calculated on the basis of a term CORRA Rate, and subject to Section 9.5(c), shall commence to be calculated at the option of CIBC (exercised in the notice of the occurrence of a Canadian Benchmark Transition Event or by further notice in writing to the Borrower) either (i) on the basis of a Daily Compounded CORRA Rate plus the margin set out in such notice or the attached letter agreement for Daily Compounded CORRA Loans, as the case may be, or (ii) the sum of: (A) the alternate benchmark rate that has been selected by CIBC and the Borrower giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Cdn Governmental Body, or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the affected CORRA Rate, (B) the related Canadian Replacement Benchmark Adjustment and (C) the margin agreed by CIBC and the Borrower (the replacement benchmark rate chosen by CIBC pursuant to the foregoing, the “Canadian Replacement Benchmark”).

If the Canadian Benchmark Transition Event relates to any Canadian Benchmark other than the Term CORRA Reference Rate, then on and after the effective date of such notice, the interest on the affected Loans shall cease to be calculated on the basis of such Canadian Benchmark and subject to Section 9.5(c), shall commence to be calculated at a rate equal to the sum of: (i) the alternate benchmark rate that has been selected by CIBC and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Cdn Governmental Body, or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to such Canadian Benchmark, (ii) the related Canadian Replacement Benchmark Adjustment and (iii) the margin agreed by CIBC and the Borrower (the replacement benchmark rate chosen by CIBC pursuant to the foregoing, also, a “Canadian Replacement Benchmark”).

If the Canadian Replacement Benchmark would at any time be less than the Canadian Floor, the Canadian Replacement Benchmark will be deemed to be the Canadian Floor for the purposes of this Agreement and the other Loan Documents.

Any Notice of Borrowing which has been delivered to CIBC requesting an affected Loan on a day on or subsequent to the effective date of such notification will be deemed to request instead a Loan in Canadian dollars in the same amount bearing interest on the basis of the Canadian Replacement Benchmark Rate. The Borrower will not be entitled to obtain any affected Loans from CIBC so long as any of the circumstances set out in this Section continue to exist, and any affected Loan that would otherwise have been made by CIBC shall instead be made as a Loan in Canadian Dollars bearing interest on the basis of the Canadian Replacement Benchmark.

9.7.	Canadian Benchmark Replacement.

a.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if a Canadian Benchmark Transition Event has occurred and notice of the Canadian Replacement Benchmark has been given to the Borrower and become effective, such Canadian Replacement Benchmark will replace the applicable Canadian Benchmark, for all purposes under this Agreement and every other Loan Document without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document except for the Canadian Replacement Benchmark Conforming Changes determined by CIBC to be necessary or desirable and written notice of which have been given to the Borrower.

b.

In connection with the implementation of a Canadian Replacement Benchmark, CIBC will have the right to make Canadian Replacement Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary in this Agreement or any other Loan Document, any amendments implementing such Canadian Replacement Benchmark Conforming Changes will become effective upon written notice to the Borrower without any further action or consent of any other party to this Agreement or any other Loan Document.

9.8.

Unavailability of any Tenor of a Canadian Benchmark. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, at any time the Canadian Benchmark for a Canadian Available Tenor (including the Term CORRA Reference Rate for any CORRA Period) (a) is not displayed on a screen or other information service that publishes such rate from time to time as selected by CIBC in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Canadian Benchmark has provided a public statement or there has been publication of information announcing that such Canadian Available Tenor is or will be no longer representative, then (i) CIBC may provide written notice of such event to the Borrower and upon the effective date of such notice, such unavailable or un-representative Canadian Available Tenor will no longer be available to the Borrower and all applicable definitions will be amended to delete reference to such Canadian Available Tenor, without the consent, approval or any other action by any of the parties to this Agreement or any of the other Loan Documents, and (ii) if such Canadian Available Tenor subsequently becomes available or representative, then CIBC may, in its discretion, reinstate such Canadian Available Tenor under this Agreement by written notice to the Borrower.

9.9.

Notices; Standards for Decisions and Determinations. CIBC will promptly notify the Borrower of (i) the implementation of any Canadian Replacement Benchmark, (ii) any occurrence of a Canadian Benchmark Transition Event, and (iii) the effectiveness of any Canadian Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by CIBC pursuant to this Section 9, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non- occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement, except, in each case, as expressly required pursuant to this Section 9.

9.10.	Certain Additional Definitions. In this Agreement the following terms have the following definitions:

“Canadian Available Tenor” means, as of any date of determination and with respect to the then-current Canadian Benchmark, as applicable, (x) if the then-current Canadian Benchmark is a term rate, any tenor for such Canadian Benchmark (or component thereof) that is or may be used in connection with or for determining the length of an interest payment period for such Canadian Benchmark pursuant to this Agreement as of such date (including, for certainty, each CORRA Period), or (y) otherwise, any payment period for interest calculated with reference to such Canadian Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Canadian Benchmark pursuant to this Agreement as of such date, but, for certainty, not including any tenor of such Canadian Benchmark that is then not available to the Borrower pursuant to the terms of this Agreement.

“Canadian Benchmark” means, initially, each of the Term CORRA Reference Rate and Daily Compounded CORRA Rate, as the case may be; provided that if a Canadian Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate, Daily Compounded CORRA Rate, or the then current Canadian Benchmark, then “Canadian Benchmark” means the applicable Canadian Replacement Benchmark to the extent that such Canadian Replacement Benchmark has replaced such prior benchmark rate. Any reference to “Canadian Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Canadian Floor” means zero or such other Canadian benchmark rate floor, if any, provided in this Agreement from time to time or by written notice to the Borrower.

“Canadian Replacement Benchmark” has the meaning set out in Section 9.6.

“Canadian Replacement Benchmark Adjustment” means, with respect to any replacement of the then-current Canadian Benchmark with a Canadian Benchmark Replacement (excluding, for certainty, any required spread adjustment), the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been agreed by CIBC and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Canadian Benchmark with the applicable Canadian Replacement Benchmark (excluding, for certainty, any required spread adjustment) by the Relevant Cdn Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Canadian Benchmark with the applicable Canadian Replacement Benchmark (excluding, for certainty, any required spread adjustment) for Canadian dollar-denominated syndicated or bilateral credit facilities at such time.

“Canadian Replacement Benchmark Conforming Changes” means, with respect to any Canadian Replacement Benchmark, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” the definition of “Business Day,” the definition of “CORRA Period,” available tenors, adjustments and margins, the timing and frequency of determining rates and making payments of fees and interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters that CIBC decides may be appropriate to reflect the adoption and implementation of such Canadian Replacement Benchmark and to permit the administration thereof by CIBC in a manner substantially consistent with market practice (or, if CIBC decides that adoption of any portion of such market practice is not administratively feasible or if CIBC determines that no market practice for the administration of such Canadian Replacement Benchmark exists, in such other manner of administration as CIBC decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents). “CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Loan” means a Term CORRA Loan or a Daily Compounded CORRA Loan, as the case may be.

“CORRA Period” means, subject to availability, any period of one (1) or three (3) months or, subject to availability, such other periods as may be agreed in writing (in the attached letter agreement or otherwise) by CIBC in its sole discretion.

“CORRA Rate” means any of a Daily Compounded CORRA Rate or a Term CORRA Rate, as the case may be.

“Daily Compounded CORRA Loan” means a loan with respect to which interest is calculated under this Agreement for the time being by reference to a Daily Compounded CORRA Rate.

“Daily Compounded CORRA Rate” means, for any day, daily compounded CORRA with interest accruing on a daily basis, with the methodology and conventions for this compounded rate (which will include compounding in arrears with a lookback of five (5) Business Days or such other lookback as may be established by CIBC) being established by CIBC in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Cdn Governmental Body for determining compounded CORRA for business loans; provided that if CIBC decides that any such convention is not administratively feasible for CIBC, then CIBC may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Canadian Benchmark Transition Event with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA within the previous five (5) Business Days; and provided further that in the case of Daily Compounded CORRA Loans on which interest is calculated on the basis of a Daily Compounded CORRA Rate as so determined is less than the Canadian Floor, then the Daily Compounded CORRA Rate shall be deemed to be the Canadian Floor.

“Relevant Cdn Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator. “Term CORRA Loan” means a loan with respect to which interest is calculated under this Agreement for the time being by reference to a Term CORRA Rate.

“Term CORRA Rate” means, for any calculation with respect to a Term CORRA Loan for a CORRA Period, the Term CORRA Reference Rate for such CORRA Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such CORRA Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day, the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Canadian Replacement Benchmark Date with respect to the Term CORRA Reference Rate has not occurred, then the Term CORRA Rate will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day; and provided further that in the case of Term CORRA Loans on which interest is calculated on the basis of the Term CORRA Rate as so determined is less than the Canadian Floor, then the Term CORRA Rate shall be deemed to be the Canadian Floor.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

10.	SOFR and SOFR loans

10.1.	Selection of SOFR Periods for Term SOFR Loans

The Borrower shall select the term of each SOFR Period with respect to each Term SOFR Loan made or to be made available to it by telephone notice (to be confirmed the same day in writing) or Electronic Communication received by CIBC not later than 10:00a.m. on the third Business Day prior to the commencement of such SOFR Period. The first SOFR Period for each Term SOFR Loan will commence on (and include) the date of advance of such Term SOFR Loan, and each SOFR Period occurring thereafter for such Term SOFR Loan will commence on (and include) the last day of the immediately preceding SOFR Period for such Term SOFR Loan. In each case, a SOFR Period will end on the day in the last calendar month included therein that numerically corresponds to the first day of such SOFR Period. Notwithstanding the foregoing:

a.

if CIBC has not received due notice of renewal of the SOFR Period with respect to any outstanding Term SOFR Loan in accordance with the first sentence of this section, such Term SOFR Loan will be automatically converted on the expiry of such existing SOFR Period to a further Term SOFR Loan with a SOFR Period of the same tenor, a Daily Simple SOFR Loan or a Loan bearing interest on the basis of the US Base Rate, each case as determined by CIBC in its discretion and notice of which has been given to the Borrower;

b.

Any SOFR Period that begins on the last Business Day in a calendar month, or on a day for which there is no numerically corresponding day in the calendar month in which such SOFR Period would otherwise end, will end on the last Business Day in the calendar month in which such SOFR Period would otherwise end;

c.

If any SOFR Period would otherwise end on a day that is not a Business Day, such SOFR Period will end on the next Business Day; provided, however, that if such next Business Day falls in the next calendar month, such SOFR Period will end on the preceding Business Day; and

d.	all SOFR Periods in effect at any time must end on not more than five different days.

10.2.	Calculations and Interest Payment Dates. The following terms apply to all SOFR Loan calculations:

a.

The Term SOFR Rate or Adjusted Term SOFR Rate for any SOFR Period or the Daily Simple SOFR Rate or Adjusted Daily Simple SOFR Rate, as the case may be, shall be determined by CIBC if and whenever such determination is required for the purpose of this Agreement, and such determination by CIBC shall be conclusive evidence of such rate. Each change in the applicable SOFR Rate shall apply automatically to change the applicable interest rate without notice to the Borrower.

b.

Interest on each SOFR Loan shall be computed on a daily basis upon the outstanding principal amount of such SOFR Loan as of the applicable date of determination for the actual number of days elapsed divided by 360.

c.

Interest on each Term SOFR Loan is payable in arrears on the last day of each SOFR Period applicable thereto and also, with respect to each SOFR Period of a term longer than three months, at the end of each three month period included therein.

d.

Interest on each Daily Simple SOFR Loan is payable in arrears once a month (or such other period as may be agreed between the Borrower and CIBC) on the day required by CIBC, unless otherwise specified in this Agreement; provided that if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day.

10.3.

Prepayment. The Borrower shall provide to CIBC at least five (5) days prior written notice of any prepayment of a SOFR Loan and shall pay to CIBC all breakage costs suffered or incurred by CIBC if any Term SOFR Loan is repaid on a date other than the last day of its then current SOFR Period or if any Daily Simple SOFR Loan is repaid on a date other than its interest payment date or maturity or final payment date, in each case as determined and calculated by CIBC in accordance with its customary practice.

10.4.

Default. If, at any time there exists any failure by the Borrower (beyond any period of grace permitted by CIBC) to perform or observe any of its covenants in this Agreement, then, at the option of CIBC, (a) the Borrower will not be entitled to borrow any further SOFR Loans and all outstanding Notices of Borrowing for any SOFR Loan shall be deemed to be a request for a Loan in US dollars in the same amount bearing interest on the basis of the US Base Rate, (b) in the case of all then outstanding Term SOFR Loans, on the last day of their respective then current SOFR Periods, the interest thereon shall cease to be calculated hereunder on the basis of the applicable SOFR Rate, and shall commence to be calculated on the basis of the US Base Rate, and (c) in the case of all then outstanding Daily Simple SOFR Loans, on their immediately following interest payment date the interest thereon shall cease to be calculated on the basis of the applicable SOFR Rate, and shall commence to be calculated on the basis of the US Base Rate.

10.5.	Failure of SOFR. If at any time:

a.

CIBC determines (which determination shall be conclusive and binding absent manifest error) for any reason that SOFR or any applicable SOFR Rate cannot be determined pursuant to the definition thereof; or

b.

CIBC determines for any reason (which determination shall be conclusive and binding absent manifest error) that SOFR or any applicable SOFR Rate with respect to a SOFR Loan does not adequately and fairly reflect the cost to CIBC of funding or maintaining such SOFR Loan; or

c.

A US Benchmark Transition Event has occurred and a US Replacement Benchmark Rate has not yet been chosen and implemented by CIBC in accordance with Section 10.6 below, then CIBC shall be entitled to give notice thereof (by telephone to be confirmed the same day in writing or by Electronic Communication) to the Borrower. On the effective date of such notice, or in the case of any affected Term SOFR Loan, on the last day of the SOFR Period for such outstanding Term SOFR Loan occurring on or after the effective date of such notice, the interest on such SOFR Loan shall cease to be calculated on the basis of the affected SOFR Rate, and shall commence to be calculated on the basis of the US Base Rate (or, if the affected SOFR Rate is a term SOFR Rate, then at the discretion of CIBC, a daily SOFR Rate). Any Notice of Borrowing which has been delivered to CIBC requesting an affected SOFR Loan on a day on or subsequent to such notification date will be deemed to request instead a Loan in US dollars in the same amount bearing interest on the basis of the US Base Rate (or, if the affected SOFR Rate is a term SOFR Rate, then at the discretion of CIBC, a daily SOFR Rate). The Borrower will not be entitled to obtain any affected SOFR Loan from CIBC so long as any of the circumstances set out in this Section continue to exist, and any Loan that would otherwise have been made by CIBC as an affected SOFR Loan shall instead be made as a Loan in US Dollars bearing interest on the basis of the US Base Rate (or, if the affected SOFR Rate is a term SOFR Rate, then at the discretion of CIBC, a daily SOFR Rate).

10.6.	Discontinuance of US Benchmark. If at any time, on or prior to the setting of the then current US Benchmark:

a.

CIBC determines (which determination shall be conclusive and binding absent manifest error) for any reason that such US Benchmark (or the published component used in the calculation thereof) (and, in the case of a term rate, all US Available Tenors of such US Benchmark) have ceased or will cease to be available, permanently or indefinitely; or

b.

CIBC determines (which determination shall be conclusive and binding absent manifest error) for any reason that such US Benchmark (or the published component used in the calculation thereof) (and, in the case of a term rate, all US Available Tenors of such US Benchmark) is no longer, or as of a specified future date will no longer be, representative,

(each a “US Benchmark Transition Event”), then CIBC shall be entitled to give notice thereof (by telephone to be confirmed the same day in writing or by Electronic Communication) to the Borrower.

If the US Benchmark Transition Event relates to the Term SOFR Reference Rate, then on the last day of the SOFR Period for each outstanding Term SOFR Loan occurring on or after the effective date of such notice, the interest on such Term SOFR Loan shall cease to be calculated on the basis of the affected SOFR Rate, and subject to Section 10.5(c), shall commence to be calculated at the option of CIBC (exercised in the notice of the occurrence of a US Benchmark Transition Event or by further notice in writing to the Borrower) either (i) on the basis of the Daily Simple SOFR Rate plus (A) an amount equal to the Daily Simple SOFR Adjustment set out in such notice plus (B) the margin agreed by CIBC and the Borrower, or (ii) the sum of: (A) the alternate benchmark rate that has been selected by CIBC and the Borrower giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant US Governmental Body or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to such US Benchmark, (B) the related US Benchmark Replacement Adjustment and (C) the margin agreed by CIBC and the Borrower (the replacement benchmark rate chosen by CIBC pursuant to the foregoing, the “US Replacement Benchmark Rate”).

If the US Benchmark Transition Event relates to any US Benchmark other than the Term SOFR Reference Rate, then on and after the effective date of such notice, the interest on the affected Loans shall cease to be calculated on the basis of such US Benchmark and subject to Section 10.5(c), shall commence to be calculated at a rate equal to the sum of: (i) the alternate benchmark rate that has been selected by CIBC and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant US Governmental Body, or (B) any evolving or then- prevailing market convention for determining a benchmark rate as a replacement to such US Benchmark, (ii) the related US Replacement Benchmark Adjustment and (iii) the margin agreed by CIBC and the Borrower (the replacement benchmark rate chosen by CIBC pursuant to the foregoing, also, a “US Replacement Benchmark Rate”).

If the US Replacement Benchmark Rate would at any time be less than US Floor, the US Replacement Benchmark Rate will be deemed to be the US Floor for the purposes of this Agreement and the other Loan Documents.

Any Notice of Borrowing which has been delivered to CIBC requesting an affected Loan on a day on or subsequent to the effective date of such notification will be deemed to request instead a Loan in US dollars in the same amount bearing interest on the basis of the US Replacement Benchmark Rate. The Borrower will not be entitled to obtain any affected Loan from CIBC for so long as any of the circumstances set out in this Section continue to exist, and any affected Loan that would otherwise have been made by CIBC shall instead be made as a Loan in US Dollars bearing interest on the basis of the US Replacement Benchmark Rate.

10.7.	US Benchmark Replacement.

a.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if a US Benchmark Transition Event has occurred and notice of the US Replacement Benchmark Rate has been given to the Borrower and become effective, such US Replacement Benchmark Rate will replace the applicable US Benchmark, for all purposes under this Agreement and every other Loan Document without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document except for the US Replacement Benchmark Conforming Changes determined by CIBC to be necessary or desirable and written notice of which have been given to the Borrower.

b.

In connection with the implementation of a US Replacement Benchmark Rate, CIBC will have the right to make US Replacement Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary in this Agreement or any other Loan Document, any amendments implementing such US Replacement Benchmark Conforming Changes will become effective upon written notice to the Borrower without any further action or consent of any other party to this Agreement or any other Loan Document.

c.

Any determination, decision or election that may be made by CIBC under this Section 10 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in CIBC’s sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 10.

10.8.

Unavailability of any SOFR Period. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, at any time the Term SOFR Rate for any particular SOFR Period (a) is not displayed on a screen or other information service that publishes such rate from time to time as selected by CIBC in its reasonable discretion or (b) the SOFR Administrator has provided a public statement or there has been publication of information announcing that such SOFR Period is or will be no longer representative, then (i) CIBC may provide written notice of such event to the Borrower and upon the effective date of such notice, the definition of SOFR Period will be automatically amended to delete reference to such unavailable or un-representative SOFR Period without the consent, approval or any other action by any of the parties to this Agreement or any of the other Loan Documents, and (ii) if such SOFR Period subsequently becomes available or representative, then CIBC may, in its discretion, reinstate such SOFR Period under this Agreement by written notice to the Borrower.

10.9.	Certain Definitions. In this Agreement the following terms have the following definitions:

“Adjusted Daily Simple SOFR Rate” means the rate per annum equal to (a) the Daily Simple SOFR Rate plus (b) the Daily Simple SOFR Adjustment; provided, that if the Adjusted Daily Simple SOFR Rate as so determined shall ever be less than the US Floor, then the Adjusted Daily Simple SOFR Rate shall be deemed to be the US Floor.

“Adjusted Term SOFR Rate” means, for any SOFR Period, the rate per annum equal to (a) the Term SOFR Rate for such SOFR Period plus (b) the applicable Term SOFR Adjustment; provided, that if the Adjusted Term SOFR Rate as so determined shall ever be less than the US Floor, then the Adjusted Term SOFR Rate shall be deemed to be the US Floor.

“Daily Simple SOFR Adjustment” means an adjustment equal to the Term SOFR Adjustment for a SOFR Period of one (1) month or such other amount as may be agreed between CIBC and the Borrower and set out in the attached letter agreement or written notice of which is given to the Borrower.

“Daily Simple SOFR Loan” means a Loan that bears interest at a rate based on a Daily Simple SOFR Rate or an Adjusted Daily

Simple SOFR Rate, in each case which is calculated daily on the outstanding principal balance of such Loan as of each day.

“Daily Simple SOFR Rate” means, for any day (a “DS Rate Day”), a rate per annum determined by CIBC that is equal to SOFR for the day that is five (5) Business Days (or such other number of Business Days as may be notified by in writing by CIBC to the Borrower from time to time) (the “DS Lookback Date”) prior to (i) if such DS Rate Day is a Business Day, such DS Rate Day or (ii) if such DS Rate Day is not a Business Day, the Business Day immediately preceding such DS Rate Day, in each case, as such SOFR is published by the SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any DS Rate Day, SOFR for the DS Lookback Date has not been published by the SOFR Administrator, then the Daily Simple SOFR Rate will be SOFR as published by the SOFR Administrator on the first Business Day preceding the DS Lookback Date for which SOFR was published by the SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such DS Lookback Date; provided further that in the case of Daily Simple SOFR Loans on which interest is calculated on the basis of the Daily Simple SOFR Rate (but, for certainty, excluding Daily Simple SOFR Loans on which interest is calculated on the basis of the Adjusted Daily Simple SOFR Rate), if the Daily Simple SOFR Rate as so determined shall ever be less than the US Floor, then the Daily Simple SOFR Rate shall be deemed to be the US Floor.

“Relevant US Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Daily Simple SOFR Loan or a Term SOFR Loan.

“SOFR Period” means, subject to availability, any period of one (1), three (3), six (6) or twelve (12) months or, subject to availability, such other periods as may be agreed in writing (in the attached letter agreement or otherwise) by CIBC in its sole discretion.

“SOFR Rate” means any of the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted Daily Simple SOFR Rate or the

Daily Simple SOFR Rate.

“Term SOFR Loan” means a Loan that bears interest at a rate based on a Term SOFR Rate or Adjusted Term SOFR Rate.

“Term SOFR Rate” means, for any calculation with respect to a Term SOFR Loan, the rate per annum determined by CIBC as the Term SOFR Reference Rate for a tenor comparable to the applicable SOFR Period on the day (such day, the “TS Determination Day”) that is two (2) Business Days prior to the first day of such SOFR Period, (a) in the case of SOFR Periods of one (1), three (3), six (6) or twelve (12) months or such other tenors as may be published from time to time, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any TS Determination Day, a Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then the Term SOFR Rate will be the Term SOFR Reference Rate for the applicable tenor as published by the Term SOFR Administrator on the first Business Day preceding the TS Determination Day for which a Term SOFR Reference Rate was published by the Term SOFR Administrator for the applicable tenor so long as such first preceding Business Day is not more than three (3) Business Days prior to such TS Determination Day; and (b) in the case of any Term SOFR Reference Rate for any tenor that is not regularly published by the Term SOFR Administrator, as determined by CIBC pursuant to its standard or customary practice; provided further that in the case of Term SOFR Loans on which interest is calculated on the basis of the Term SOFR Rate (but, for certainty, excluding Term SOFR Loans on which interest is calculated on the basis of the Adjusted Term SOFR Rate), if the Term SOFR Rate as so determined shall ever be less than the US Floor, then the Term SOFR Rate shall be deemed to be the US Floor.

“Term SOFR Adjustment” means, for any calculation with respect to a Term SOFR Loan, a percentage per annum as set forth below for the applicable SOFR Period therefor:

SOFR Period	Adjustment
One (1) Month	0.11448% or, such other amount as may be agreed between CIBC and the Borrower and set out in the attached letter agreement or written notice of which is given to the Borrower.
Three (3) Months	0.26161% or, such other amount as may be agreed between CIBC and the Borrower and set out in the attached letter agreement or written notice of which is given to the Borrower.
Six (6 Months)	0.42826% or, such other amount as may be agreed between CIBC and the Borrower and set out in the attached letter agreement or written notice of which is given to the Borrower.
Twelve (12) Months	Such amount as may be agreed between CIBC and the Borrower and set out in the attached letter agreement or written notice of which is given to the Borrower.
Other Periods	Such amount as may be agreed between CIBC and the Borrower and set out in the attached letter agreement or written notice of which is given to the Borrower.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of forward-looking term rates based on SOFR selected by CIBC in its sole discretion).

“Term SOFR Reference Rate” means, for any applicable tenor, the rate per annum determined by CIBC as the forward-looking term rate based on SOFR for such tenor.

“US Benchmark” means, initially, each of the Term SOFR Reference Rate and Daily Simple SOFR Rate, as the case may be, provided that if a US Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate, Daily Simple SOFR Rate or the then-current US Benchmark, then “US Benchmark” means the applicable US Benchmark Replacement Rate to the extent that such US Benchmark Replacement Rate has replaced such prior benchmark rate. Any reference to US Benchmark shall include, as applicable, the published component used in the calculation thereof.

“US Floor” means zero (0) or such other US benchmark rate floor, if any, provided in this Agreement from time to time or by written notice to the Borrower.

“US Replacement Benchmark Adjustment” means, with respect to any replacement of the then current US Benchmark with a US Replacement Benchmark Rate (excluding, for certainty, any required spread adjustment), the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by CIBC (and, if applicable, the Borrower) giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such US Benchmark with the applicable US Replacement Benchmark Rate (excluding, for certainty, any required spread adjustment) by the Relevant US Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such US Benchmark with the applicable US Replacement Benchmark Rate (excluding, for certainty, any required spread adjustment) for U.S. Dollar bilateral or syndicated business loans.

“US Replacement Benchmark Conforming Changes” means, with respect to the replacement of the then current US Benchmark with the applicable US Replacement Benchmark Rate, any technical, administrative or operational changes (including the addition, deletion or amendment of definitions such as “Business Day”, “SOFR Period”, “Term SOFR Rate”, “Adjusted Term SOFR Rate,

“Daily Simple SOFR Rate”, “Adjusted Daily Simple SOFR Rate”, the addition of definitions for the applicable US Replacement Benchmark Rate, the US Replacement Benchmark Adjustment and any applicable tenors, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the length of lookback periods, and other technical, administrative or operational matters) that CIBC decides may be appropriate or desirable to reflect the adoption and implementation of such US Replacement Benchmark Rate and to permit the administration thereof by CIBC in a manner substantially consistent with market practice (or, if CIBC decides that adoption of any portion of such market practice is not administratively feasible or if CIBC determines that no market practice for the administration of such US Replacement Benchmark Rate exists, in such other manner of administration as CIBC decides is reasonably necessary and feasible in connection with the administration of this Agreement and the other loan and security documents).

“US Replacement Benchmark Rate” has the meaning set out in Section 10.6.